Exhibit 99.1
Final Transcript
Conference Call Transcript
GLF — Q1 2010 GulfMark Offshore Earnings Conference Call
Event Date/Time: Apr 28, 2010 / 01:00PM GMT

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call
CORPORATE PARTICIPANTS
David Butters
GulfMark Offshore — Chairman
Quintin Kneen
GulfMark Offshore — CFO
Bruce Streeter
GulfMark Offshore — President and CEO
CONFERENCE CALL PARTICIPANTS
James West
Barclays Capital — Analyst
Judson Bailey
Jefferies & Co. — Analyst
Bo McKenzie
Global Hunter Securities — Analyst
Marius Gaard
Carnegie Investment Bank — Analyst
Casey Harrington
EHP Billington — Analyst
PRESENTATION

Operator
I will be your conference operator today. At this time, I would like to welcome everyone to the GulfMark Offshore Incorporated first quarter earnings conference call. On the call today, are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; and Quintin Kneen, Chief Financial Officer. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).
This conference call will include comments, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations and the projected outcomes can or will be achieved. Thank you. I would now like to turn the call over to Mr. Butters. Please proceed.

David Butters — GulfMark Offshore — Chairman
Thank you, Caitlin. And good morning, everyone and welcome to GulfMark Offshore’s first quarter 2010 earnings conference call. When we last met, we hinted that perhaps we were bumping along the bottom of the business cycle and hoped things might get better from there. Today, I think I can say, with a great deal of confidence, that we indeed are on the upward moving slope. And that, I must tell you, feels a lot better. And I think what is interesting about this cycle recovery and perhaps different from previous recoveries is that, unlike the past where improvement began in the Gulf of Mexico and spread to other areas, this recovery, at least for GulfMark, has began in the North Sea.
And this is partly explained, I believe, because of the oily nature of that part of the world. There may be other reasons and perhaps Bruce can explain those as well but he will take over and discuss the markets, as we see them today, and the outlook. But first, Quintin Kneen will cover the first quarter financials and give us details on that. Our formal remarks will then be covered, as usual, by a question-and-answer period. So, Quintin, why don’t you take over from here?

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call

Quintin Kneen — GulfMark Offshore — CFO
Thank you, David. As usual, Bruce and I will speak for around 15 to 20 minutes. And then, we will open it up for questions. We’ll try to provide more clarity and color to the quarterly results and to the near term outlook. Although revenue and operating income were generally flat in comparison to the fourth quarter of 2009, the first quarter’s results provided some interesting data points about the activity levels in each of our regions. As we indicated on the last call, utilization in the Gulf of Mexico has been increasing steadily since August 2009. Utilization continues to demonstrate month over month improvement. And for the month of March, utilization in the Gulf of Mexico was 91%.
Revenue in the Americas was up 12% but as indicated in our press release, the average day rate for the quarter in the Americas region decreased 7% from the prior quarter. That decrease was driven by utilization mix. Putting the smaller, lower day rate vessels back to work had the effect of lowering the average day rate. Absent the effect of utilization mix, the average day rate per region was actually up 3% in the Americas. So, approximately 25% of the 12% quarterly increase in revenue came from improved day rates in the region.
The North Sea displayed a similar story. Revenue was up 6% before the negative impact of a strengthening US dollar. The 6% increase is the sum of a 4% increase from delivering two new large PSV’s to the North Sea market and a 2% increase in day rates. This increase was offset by the strengthening of the US dollar over the North Sea currencies, which brought down revenue and the average day rate by 4%. As a result, headline North Sea revenue was only up 2% from the prior quarter and the average date rate is actually down 2%.
Southeast Asia provided a softer story. Revenue was down 22% from the fourth quarter of 2009, due primarily to decreased utilization but also due to a real decrease in day rates. We suggested on the Q4 call that utilization and contract rates would be lower in the first quarter and indeed, that was the case. Revenue came in 22% lower, driven by a 10 percentage points decrease in utilization and about a 4% reduction in rates. We expect rates to trend lower than last year’s average but we expect utilization to increase from the current first quarter numbers. All in, revenue for the first quarter of 2010 was $84.7 million, consistent with what we reported for the fourth quarter of 2009.
Consolidated direct operating expenses were down during the period, primarily because there were unusual items that drove the fourth quarter 2009 expenses up. But direct operating expenses were also down due to the change in the exchange rates of the North Sea currencies. The two new vessels, delivered into the North Sea over the past two quarters, increased direct operating expenses by approximately $1 million during the first quarter. The full quarter run rate for these vessels is approximately $700,000 per vessel.
Another item impacting direct operating expenses during the quarter is labor expense in the Americas. You may recall that, at the beginning of the third quarter of 2009, we changed the work schedule for the offshore employees in the Gulf of Mexico, which had the effect of reducing the hours worked by each employee. This allowed us to reduce labor costs without losing our dedicated and well trained mariner staff. As the vessels have gone back to work, we have changed the labor schedule back to accommodate the increased workload. Consequently, the labor savings we achieved in the third quarter and the first part of the fourth quarter are reversing as the vessels are going back to work. Additional labor costs in the Americas accounted for approximately $1 million of the higher direct operating expense during the quarter.
On the last call, we identified approximately $5.3 million of expenses in the fourth quarter of 2009 that were higher than usual, which indicated that a normalized fourth quarter run rate for direct operating expenses would be approximately $42 million. A mix of factors influenced the actual results for Q1 2010. The capacity additions, the additional labor, that I just talked about, contributed approximately $2 million of additional expenses. And those were offset by currency effects. Resulting in total direct operating expenses at the $43 million level for the first quarter of 2010.
We originally budgeted performing eight dry docks for the first quarter of 2010, at a cost of $6 million. We ended up performing nine during the quarter, at a cost of $7 million. However, full year 2010, we are still anticipating spending approximately $22 million on 30 dry docks. So, no change in the full year outlook there. For Q2, we are currently expecting to spend $5 million on six dry docks, two in North Sea for $2 million, three in the Americas for $2.5 million, and one dry dock for approximately $1 million in Southeast Asia.
General and administrative expenses were up sequentially, which was expected. Some of the extraordinary costs we incurred in Q3, that we expected to continue into Q4, got delayed until Q1. So, as anticipated, G&A costs in Q1 were a little higher. The average run rate for G&A costs should be just under $11 million per quarter. And the average for Q4 to Q1 was $10.9 million, in line with our expectation but slightly elevated. The extra costs in Q1 were primarily legal costs associated with the reorganization that we completed and announced in January.
Consolidated depreciation was flat with Q4 but it was actually expected to be up due to the new vessel deliveries in the North Sea. Currency changes impacted the North Sea numbers. So instead of being up by approximately $250,000, they were flat. The run rate will move up slightly, approximately, $250,000 during Q2 due to having the North Purpose in for a full quarter. The quarterly run rate will move up again by about $400,000 in the last half of 2010, after the delivery of the two remaining vessels in the new build program. So, as a result, operating income for the first quarter was $8.9 million, reflecting an operating margin of 11% and an EBITDA margin of 27%, both consistent with Q4 of 2009.

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call
Operating income in the North Sea for Q1 was 16%, a significant improvement from Q4 when operating income margin was just over break-even. The pension cost in Q4 was the driver of the lower margin in the previous quarter and the most significant reason for the relative improvement. But a reduction in supplies expense in Q1 of 2010 also contributed 4 percentage points to the improved margin. Southeast Asia continues to perform very well, although margins were lower in the first quarter. Operating income was $9 million for the quarter, reflecting an operating income margin for the region of 57%. Operating income in the Americas was positive for the quarter. Increased revenue of 12%, offset by increased labor costs, drove the net increase in operating income for that region.
As we previously mentioned, we received some good news out of Norway earlier this year. The Norwegian government declared the 2007 tonnage tax revision unconstitutional. As of December 31, 2009, we had approximately $12 million remaining on our books due to this liability. And we took the benefit to the income statement for that amount, as well as an additional benefit for $3 million to reflect cash we received during the first quarter as a refund of payments that were made in previous year. Now, there’s likely to be a replacement of the overturned tax law, enacted some time in the second quarter, that will result in the liability to the Company. It’s too early to know for certain but based on proposed legislation, that liability is estimated to be approximately $6 million.
Capital expenditures for the quarter were approximately $55.2 million. That amount includes the final payment on the North Purpose, that delivered in February, as well as progress payments and capitalized interest on the vessels still under construction. Our updated estimate of remaining capital expenditures for the new build program is $10 million and that will complete the requirements under the new program — under the current program. We have two vessels that remain to be delivered, the two 10,000 BHP anchor-handlers being build by Remontowa in Poland. One of the anchor-handlers is to be delivered in late Q2, perhaps early Q3. And the last anchor-handler is to be delivered in Q3.
Cash flow from operations for the quarter was $21.9 million, which is a relatively low quarterly operating cash flow number for us. The number reflects the fact that $12 million of the $15 million Norwegian tax benefit is non-cash and the fact that we saw a lower liquidation of working capital in the quarter, consistent with the fact that consolidated revenue seems to have stopped declining. Cash on hand at quarter end was $48.2 million. All totaled, net debt, total debt less cash, was $303.2 million at March 31. That’s an increase of $35.6 million since December 31. An increase is unusual for us but simply the result of making the large vessel payments that we just mentioned in the quarter. We saw a slight increase in Q4, as well, with the delivery of the Highland Prince and we see it again, this quarter, with the delivery of the North Purpose.
I expect net debt to be flat to up slightly by the end of the second quarter. And I expect to see net debt figures in the range of $220 million to $240 million by December 31, 2010. So to recap, at year end, the senior notes represented $159.7 million of our outstanding indebtedness. There was no amounts outstanding under our $175 million revolving credit facility. And the outstanding balance on the term loan facility is now $191.7 million. And these debt amounts have not changed since quarter end. Total outstanding indebtedness is therefore, $351.4 million and net of cash, the balance at quarter end was $303.2 million.
Contract cover for the remainder of 2010 stands currently at 57%. Consolidated contract revenue for the remainder of 2010 is $189 million, that’s revenue dollars. The $189 million of revenue for the remainder of 2010 breaks out as follows. $75 million for the North Sea, $49 million for Southeast Asia and $65 million for the Americas. Forward contract cover for 2011 is currently at 30%. With that, I will transfer the call over to Bruce to give more detail on current market conditions and more perspective on 2010.

Bruce Streeter — GulfMark Offshore — President and CEO
Thanks Quintin. On the last call, I suggested that I would pull out my somewhat cloudy crystal ball and get a little more into strategic views and a little less into the technical aspects of how our business moves and how we see specific vessel changes within areas. And I think perhaps that since I’ve got a number of comments about that, that perhaps I would go ahead and continue that to some extent today. I think I should identify some consistency in what we see today and try to look through at the near term and identify some of the strong positives we see in the future.
There are certain aspects that are consistent with what we said on our last call. Oil price, for instance, continues that stability in the $70 range that we talked about. In fact, oil, as you know, more recently has been trading in the $80’s. Increase in jackup activity continues and it’s just not occurring in selected markets but in a number of locations around the world. Despite high storage levels, gas prices hover at or currently above the $4 range here in the US. Debt markets are open and active. National oil companies continue to be active. The consistency, financial capacity and widening areas of interest, are all good for our future.
I did speak last time that there are global events that can and will impact our business. And last week’s tragic event in the Gulf clearly is one of those. Our prayers and thoughts go out to the missing and the injured and their families. We also have had the volcanic cloud, which had an

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call
impact on the European transportation and caused a short-term increase in vessel usage for passenger transportation in the North Sea. Clearly, the unpredictable can and will happen. Since I can’t predict those events, I will concentrate on the industry trends and the factors that I can see.
Last quarter, I indicated that there appeared to be a consensus on recovery and that the majority considered it a 2011 event. But certainly, everyone was focused on expectation of recovery. And those that pointed toward earlier improvement and suggested it would come in the second half of 2010, seem today to be closer to the mark. We have seen general market improvement and particularly strong improvement in PSV term activity in the North Sea and higher vessel utilization in the Gulf of Mexico. There is the possibility that one or the other or both can be short-term and fade later in the year.
However, we are pleased with how March developed. And while we have concerns about specific months and the contract status of several specific vessels, we are definitely encouraged about 2010 as it is developing. As we look around the world and as we compare quarter to quarter, we see that much of the planning and the working that we did is improving the future potential. We looked last time, I think, I mentioned that we thought improved contracts would largely come in the second half of the year, in 2010. But we are seeing some positive movements and some recent contracts have shown the improvement that we would like to see.
Contract coverage for our fleet is about where we were last quarter but it includes an improved mix of contracts than what we had and we are working towards several other vessel charters that will improve percentages for 2010 and going forward. And then, as we look around the world. In the Americas, last time, I thought that our activity levels in Brazil and Mexico would be fairly consistent. And at least certainly, in the first half of the year, that we have seen some growing strength in Trinidad and we’re starting to see improved utilization in the Gulf of Mexico. Now, in fact, we have added the additional contract in Brazil for a PSV. And in upcoming months, we expect to add additional equipment in Brazil. And we will retire the oldest vessel in our fleet that has worked in that location for many years.
In Mexico, we did add an additional term contract for a crewboat. And an additional vessel from the North Sea arrived in Trinidad to support a construction project. Trinidad support requirements for the rest of the year are uncertain and we are likely to see some vessel movements away from Trinidad this summer. In the US Gulf, we have one vessel in dry dock but all of the rest of the vessels have been working. We could see some reduction in demand during the hurricane season and we certainly will see vessels shifting contracts and locations. Long term trend is clearly positive and much better forward potential than what we could see when we were here last fall.
In the North Sea, the activity has included, as I mentioned, one vessel moving off to Trinidad and another to the Falklands, where it will support a drilling program. We have worked much of the quarter to reduce or prevent spot market exposure and have been successful at that. Then, of course, whatever law you want to talk about. We have seen a very large improvement in the spot market. The significant moves that have occurred in the spot market have only been in the last two weeks. So, we will still need to see what kind of legs the rally has. However, spot PSV commitments above 20,000 pounds for PSV’s, late last week, is a significant improvement over the beginning of the year.
The volcano, summer construction and the start of several the mid-water programs, we said last time would influence the market in the second quarter, have all clearly had an impact. What we see today that is particularly interesting are a growing number of tenders with variable periods, ie. the tenders suggest that you can put in for six months, 12 months, 18 months, et cetera. This to me indicates oil companies are starting to consider that prices are rising. In looking at their strategy, they’re still trying to determine if they stay short-term or if it’s not a blip and it’s time to start to increase contract periods. We are comfortable with recent charters in this market and while the spot market is attractive today, we are not planning on trying to increase our spot exposure. It may come a little bit, as we do have three contracts that expire within May and the one owned vessel that we have in the spot market starts a term contract this weekend.
In Asia, we had several contracts that ended during the first quarter. They had kept vessels busy for two years or more. And given concerns about weakness in the area, we were quite pleased to see that, by and large, we have replaced or are replacing the contracts that ended. Rates are not at the same levels but the duration and end result of recent charter agreements are consistent with long-term, high expectations for the region.
As an example of the strength that we have had in the marketplace and the high reliability and customer satisfaction with boats, we note that even though the three vessels in one region did come off charter during the first quarter, that over a period that, in some cases, exceeded two years. We had one day of maintenance related down time between the three vessels over the course of 2008 and 2009. I think that’s truly a remarkable result. High utilization and strong results in 2009 make it very hard for 2010 to match last year but it should be a good year in Asia.
Market commentary in Europe, from both brokers and analysts, are rather bullish. In fact, recent comments have reported vessel pricing is starting to move up and this could reflect recent positive term day rates and spot trends. Reports here continue to focus on improving market usage jackups. And even more so than last quarter, the area of concern appears to be rates, rather than utilization of deepwater drilling units.

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call
In the Gulf of Mexico, there is still a number of deepwater units slated to arrive later part of this year and at least one that will go to Pemex after the mid-point of the year. Thus, while overall demand for deepwater units may not be keeping up with supply, the impact of further deliveries in specific regions should be positive. Similarly, we see drilling continuing in the Falklands, occurring off east Africa, planned for Greenland and more and more programs and projects approved around the world. The spread of areas of operation and the strengthening of tempo are the key for us and for our industry.
Quintin spoke of recovery and utilization and that hopefully, has maintained and coupled to improve day rates as we move forward. We have tried to prepare for improving tempo as best we can. He went through the cost changes and the upward movement in crew expense that reflects increased vessel count and increased vessel utilization. We are always trying to be cost effective and that limits how much we can reduce costs. But first quarter did not have the one-time items seen in the fourth quarter and had lower costs on higher utilization. The dry dock plan he outlined is subject to revision. In order to take advantage of contracts and best starting points for contracts, we are likely to revise dry dock planning, as we did in the first quarter.
Overall, I’m still not ready to do cartwheels but even though the first quarter only had signs of improvement and the second quarter is unlikely to prove recovery, we all should see the potential. Remarks from others last week focused on strength in international activity and strength in the oil related activity. Forward comments are much more positive than three months ago and indicate a strong future. With our fleet mix, we intend to achieve that. The summary of oil company plans reflected increased spendings. We may have additional quarters below our expectations but the recovery will occur and the future has strong promise. And with that, Caitlin, I’ll turn it over for questions.
QUESTION AND ANSWER

Operator
(Operator Instructions). Your first question comes from the line of James West of Barclays Capital. Please proceed.

James West — Barclays Capital — Analyst
Good morning, guys.

Bruce Streeter — GulfMark Offshore — President and CEO
Good morning.

James West — Barclays Capital — Analyst
Bruce, thanks for all your commentary. That was very helpful. First ,I had a question on the Gulf of Mexico. With your fleet at, I believe you said, 91% utilization during March, what type of pricing power is now developing in that market?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, I think there are still vessels that have not returned to service. There are still a number of contracts that are one week at a time or one well at a time. Everybody is kind of focused on what happens in hurricane season. So, I don’t think you’ve really seen very much pricing power. Yes, we have had a lot of vessels that have come off of one contract and moved to the next at improved day rates but I wouldn’t say that you’ve seen significant pricing improvement so far. It’s largely been utilization. Some uptick, obviously, in pricing and that’s reflected in the fact that even though you have fewer days in the first quarter than you did in the fourth quarter, you moved into positive territory after everything in the Gulf.

James West — Barclays Capital — Analyst
What would you estimate the excess supply in the market is currently or what the utilization maybe for the industry is at this point in the Gulf of Mexico?

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call

Bruce Streeter — GulfMark Offshore — President and CEO
You have to decide, do you consider some of the older equipment that’s less likely to work, when do you cover it, et cetera? So, I don’t know specific numbers and I’d have less feel by class of vessels but I think that — I don’t think you have a significant number of higher spec units available in the marketplace. But as the mix of type of vessels increases, I think you have more that could come back to the market.

James West — Barclays Capital — Analyst
Do you think it’s fair to say that the higher spec asset utilization is somewhere near where you guys are utilized?

Bruce Streeter — GulfMark Offshore — President and CEO
I would think so. People don’t really share that information that openly but I would expect it. And I think people are looking to the fact that depending on where — what you listen to, I think that certainly there’s at least eight deepwater rigs that deliver in the second half of the year. So, I think there’s some future direction towards rate structure related to those deliveries.

James West — Barclays Capital — Analyst
Okay. And then, if I look at Brazil, can you remind us how many assets you have in Brazil today? And then with your recent, I believe you were a low bidder or a winner on a recent tender in Brazil, how many assets you’ll be sending to Brazil over the course of this year?

Bruce Streeter — GulfMark Offshore — President and CEO
Maybe it’s superstitious, but until the contract is done, I generally try not to talk about it. But we do have six vessels working in Brazil today. The oldest unit, the 1974 built vessel, we’ve committed with Petrobras that we intend to remove that from service. But we will add several vessels — or we expect to add several vessels before the year completes.

James West — Barclays Capital — Analyst
Okay and would these vessels come from your operations in the Gulf of Mexico or would you pull them from the North Sea?

Bruce Streeter — GulfMark Offshore — President and CEO
More than likely, they’ll come from the Gulf of Mexico.

James West — Barclays Capital — Analyst
Okay. That’s very helpful. That’s all I had. Thanks, Bruce.

Operator
Your next question comes from the line of Bo McKenzie of Global Hunter. Please proceed. Your next question comes from the line of Judson Bailey from Jefferies. Please proceed.

Judson Bailey — Jefferies & Co. — Analyst
Thanks. Good morning. I wanted to dig a little deeper, Bruce you mentioned that you’re seeing some vessels in the Gulf roll off contract and roll to a higher rate. Can you give us a sense of what kind of increase those vessels have seen, roughly?

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call

Bruce Streeter — GulfMark Offshore — President and CEO
I think it depends on how long the vessels have been working. The ones that have been shorter term turnovers, the rates haven’t been significant. Overall, I think we’ve focused more on utilization than change in rates but we do see boats move up a $1,000 here, et cetera. I think it’s more the utilization that’s improved. And it’s hard to see from the numbers that Quintin gave because the vessels that have been hardest to put into the market have been the crewboats. And of course, the crewboat rates are much lower. So, when you add the mix of the vessels in, the result is that even though you have improving day rates, basically across the board, you see a lower average number because of the mix of the vessels that we have working.

Judson Bailey — Jefferies & Co. — Analyst
I understand the averaging issue but is it fair to say, is $1,000 kind of an average or is it most of it below that, looking at the PSV’s you have, excluding the crewboats?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, if the vessel is coming off of a year’s job, it might actually not be getting the same rate as it was a year ago. If it’s coming off the one that was two months ago, it might have gotten $1,500 to $2,000.

Judson Bailey — Jefferies & Co. — Analyst
Okay. That’s what I was — so one that maybe got $6,000 two to three months ago, you are seeing that type of increase just on the roll over, if it’s only been under contract for a few months. Is that fair?

Bruce Streeter — GulfMark Offshore — President and CEO
Yes, I think so. I didn’t really go through those numbers but I think the average kind of suggests that.

Judson Bailey — Jefferies & Co. — Analyst
Okay. Next question was on Southeast Asia. Quintin, did you say that you expected and I may have misunderstood you. Did you say that you expected Southeast Asia, the average rate to decline a little more over the next couple of quarters, the average?

Quintin Kneen — GulfMark Offshore — CFO
Just year-over-year, I expect the average to be down but I think that you may see improvement throughout the rest of the year. We’ve got some solid contract cover for the remainder of 2010. We’re pushing about 87.5%. So, we have some good visibility there but I’d like to see it play out.

Bruce Streeter — GulfMark Offshore — President and CEO
I don’t actually expect a whole lot of rate change for the rest of this year. We’ve got a couple of vessels where you don’t know exactly when the contract starts. And you’ve got a couple of vessels that will dry dock. And you have two that are on programs that seem to be extended one well at a time and both of those could come to an end. But assuming where we are today, the rate picture for Southeast Asia, appears to us, to look like it’s going to carry largely through the rest of the year.

Judson Bailey — Jefferies & Co. — Analyst
Okay. And so, would it be fair to say you think maybe rates in Southeast Asia probably hit bottom then?

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call

Bruce Streeter — GulfMark Offshore — President and CEO
Well, I don’t know if rates have hit bottom.

Judson Bailey — Jefferies & Co. — Analyst
But you’re saying your average rate, because of your contract cover, probably has?

Bruce Streeter — GulfMark Offshore — President and CEO
Yes, you may reflect a change next quarter as you kind of let the results of the transfer from contract to contract flow through. But I would think after next quarter, you should see a reasonable consistency.

Judson Bailey — Jefferies & Co. — Analyst
Okay. And if I can get one more in. Your three large anchor-handlers, are all those working in Trinidad right now or is one in the Falklands and the other two are in Trinidad?

Bruce Streeter — GulfMark Offshore — President and CEO
No, one is in west Africa and two are in Trinidad. And they are clearly in the vessels that we are looking at, as the year goes on, what happens when their current contracts expire.

Judson Bailey — Jefferies & Co. — Analyst
Okay and would that be a mid-year type of event for those?

Bruce Streeter — GulfMark Offshore — President and CEO
Yes, it could be. I’m not 100% sure on drilling timing but it very well — let’s say, we’re looking from the perspective of it should or could be mid-year.

Judson Bailey — Jefferies & Co. — Analyst
Okay, great. I’ll turn it back. Thank you.

Operator
Your next question comes from the line of Bo McKenzie of Global Hunter. Please proceed.

Bo McKenzie — Global Hunter Securities — Analyst
Can you guys hear me this time?

Bruce Streeter — GulfMark Offshore — President and CEO
We can.

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call

Bo McKenzie — Global Hunter Securities — Analyst
Good. I tried last time but she was pretty quick with the switch. Any update on the kind of contract expectations of the last two vessels to be delivered?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, we’ve only actually started to market them. We’ve had one of them short listed for a contract, less than a year contract. But I don’t know if we’ll, in the end, be able to do that, even if awarded, because they’ve moved the start date up to where it’s questionable whether the vessel could take it. More than likely, the two vessels would go to Southeast Asia and one of them would probably start by relieving other vessels for dry dock.

Bo McKenzie — Global Hunter Securities — Analyst
Okay. And going back to the question on the Gulf, I know that we’ve talked before about you looking at the market as utilization went up. That average day rates probably came down somewhat because the smaller end of the fleet was going back to work at lower day rates than what the stuff that was out there working. With the kind of pickup we’ve seen in the Gulf, would it be fair to say that that’s behind us now? Or are we still looking at lower average rates from the smaller vessels going back in, going forward?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, the vessels have progressively come back to work, so you’re going to still see some effect because largely the crewboats were the later vessels to start to work. And so, that works through the mix. But looking forward, as I keep mentioning, we are somewhat concerned about what hurricane season does and that could change the day to day mix. And that, obviously, will have some effect as well.

Bo McKenzie — Global Hunter Securities — Analyst
And one last question. With the new tax issue in Norway, you talked about it being a liability. Is there any kind of income statement impact that would be recognized or is this just another liability to be added to the balance sheet? What, as your current understanding of it, would be the likely financial impact?

Quintin Kneen — GulfMark Offshore — CFO
Well, it will have a P&L impact and I think it will be in the range of about $6 million. So, if it gets enacted in Q2, as we think that it may, we’ll take a $6 million hit in Q2.

Bo McKenzie — Global Hunter Securities — Analyst
All right, great. Well, thanks a lot guys.

Operator
Your next question comes from the line of Marius Gaard. Please proceed.

Marius Gaard — Carnegie Investment Bank — Analyst
Hi guys. Can you hear me?

Bruce Streeter — GulfMark Offshore — President and CEO

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call
Hi, Marius. Yes, we can hear you fine.

Marius Gaard — Carnegie Investment Bank — Analyst
I have a question related to North Sea. You are reducing the spot exposure during Q4 and Q1. Have you been giving the [softer] options, so that it’s difficult to take advantage of the strengthening market?

Bruce Streeter — GulfMark Offshore — President and CEO
We’ve always worked to a contract mix. And in the third quarter last year and certainly going into the fourth quarter, we were more concerned about building forward contract coverage. And we gave on rate, particularly when we could pick up contracts that had shorter periods. And then, as we’ve crossed the turn of the year, we’ve been more conscious of potential, particularly potential for the large PSV’s.
So, we did put some out on the one well, two well, three well, with the anticipation that we would be walking into firmer periods. So far, that’s happened. And now, we’re probably bidding more specifically to some longer term contracts and hopefully, that works out. But we always work to a mix, so there’s going to be — and you saw some of the reflection in first quarter. Is that you had some vessels that came off long term contracts at the end of the year, started the new year at lower rates than what they were working at. And at the same time, you had some vessels that picked up shorter term contracts at higher rates than where they were working before.

Marius Gaard — Carnegie Investment Bank — Analyst
You said you are having three vessels becoming available in May?

Bruce Streeter — GulfMark Offshore — President and CEO
Yes.

Marius Gaard — Carnegie Investment Bank — Analyst
Are they currently being bidding on term contracts?

Bruce Streeter — GulfMark Offshore — President and CEO
There’s a lot of contract activity. There’s a tender that closes today. There’s one that closes tomorrow. One, I think, Monday of next week. And at least two of those vessels will be bid on some of those tenders.

Marius Gaard — Carnegie Investment Bank — Analyst
That’s great. You’ll have some exposure to the strong spot market.

Bruce Streeter — GulfMark Offshore — President and CEO
Well, consciously, we have to kind of look. Do you try to create spot market activity? And if you do, do we create it at exactly the time it falls off? That’s your guess. But as long as term rates fit in with what our longer term expectations are, I’ll give up the spot market, if we can get that. If we can’t, then we’ll have some aspect to the spot market and that could prove positive.

Marius Gaard — Carnegie Investment Bank — Analyst

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call
And then, I had a question about your balance sheet. It looks very strong and you have very limited CapEx left, beyond Q3. End markets are recovering. It looks like you are going to be able to generate a lot of free cash flow going forward. So, can you give me some thoughts on how you plan to use your balance sheet, acquisitions or dividends or maybe even a dividend policy?

Bruce Streeter — GulfMark Offshore — President and CEO
I think since you’ve kind of directed the question towards dividends, I would have to say, as a public Company, we have to look at all aspects of the business and all the potential options for the best result for stockholders. Historically, with the cycle effect of this industry, we’ve always been hesitant to look at dividends. But clearly, as our balance sheet has strengthened and our cash flow and our ability to forecast cash flow moving forward has strengthened, it’s obvious that we’ll be more focused on looking at a dividend policy.

Marius Gaard — Carnegie Investment Bank — Analyst
And final question, I think you were indicating that Southeast Asia would be a bit difficult to match in 2010 compared to 2009. Can you say something about the Americas, how that is relative to last year? Because that started very good and came off — finished quite low and you’re currently at [the lower end.]

Bruce Streeter — GulfMark Offshore — President and CEO
One of the advantages of our structure is that if different areas, obviously, have a different face to the marketplace. And that when one area has weakness, another area has strength. And the Gulf of Mexico is not certainly something that can be identified as a strong market, but as you know, there’s more cycles to the Gulf of Mexico or more shorter periods cycles in the Gulf of Mexico than in other regions. And so, if you see strengthening in the Gulf of Mexico, it clearly could be a positive for us and offset any negative that we’d have anywhere else.

Marius Gaard — Carnegie Investment Bank — Analyst
All right. That’s it from Norway. Thank you.

Bruce Streeter — GulfMark Offshore — President and CEO
Thank you.

Operator
Your next question comes from the line of [Casey Harrington of EHP Billington]. Please proceed.

Casey Harrington — EHP Billington — Analyst
Yes, good morning Bruce. Thanks for your commentary. I just have a quick question about the global order book. Have you guys seen much of an alteration to that?

Bruce Streeter — GulfMark Offshore — President and CEO
I don’t think so. You have seen some new construction orders this year but very limited and generally against certain expectations. And at the same time, you have seen a number of deliveries. Reading analysts, for instance, the gentleman who was just on from Norway, have indicated particularly older vessels that a lot of them have perhaps moved into lay up. And the potential or the likelihood of those vessels returning to the market is somewhat up in the air. So, I think that, overall, people are looking at a declining impact of forward deliveries. Not to say that there’s not an impact but that is clearly month after month, as vessels come into the market and are contracted and other vessels move out, it is certainly less of an impact.

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call

Casey Harrington — EHP Billington — Analyst
All right. Well specifically, have you seen cancellations for vessels and non-execution of options for slots, particularly in the Asian shipyards for, it would be next year, for the more high specification boats?

Bruce Streeter — GulfMark Offshore — President and CEO
Yes, I think that you probably don’t hear about all of them. There’s the notoriety ones, where a company cancels a ship and the shipyard takes them to court or to arbitration. Or it becomes obvious that a 10 ship program that’s supposed to have deliveries through 2008 and 2009, that still haven’t had any deliveries, is unlikely to occur. But I still think that a lot of the vessels that are in the various lists will get built. But there are, clearly, cancellations and there are probably more cancellations than what you hear in the public.

Casey Harrington — EHP Billington — Analyst
Right. And then, also on the current vessel NAV’s, is it coming to the point where it might make sense to buy used equipment on the market or have you seen asset prices falling to the level where it’s not quite yet advantageous to do so?

Bruce Streeter — GulfMark Offshore — President and CEO
No, I think you’ve seen, Tidewater, for instance, has made some acquisitions based on good pricing. We have inspected vessels. We’ll continue to look at that aspect of the market. Obviously, our historical perspective has always been to be very serious about the asset value before you move forward. And sometimes good pricing is fine against the paper contract or the paper specification but then when you actually look at the vessel, it’s not what you expected. So to be honest, we have not found as much in the marketplace as far as “bargains” as we would have thought there would be.

Casey Harrington — EHP Billington — Analyst
All right. Well, thank you very much.

Operator
There are no further questions at this time.

David Butters — GulfMark Offshore — Chairman
Well, then, if there are no further questions, we can wrap up today’s call. And I just, again, thank everyone for joining us and look forward to our next call. Thank you. You can wrap it up, Caitlin.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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Final Transcript

Apr 28, 2010 / 01:00PM GMT, GLF — Q1 2010 GulfMark Offshore Earnings Conference Call

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